Exhibit 99.1

For Immediate Release

American Media Announces It Will Defer Decision to Make
Interest Payment on 10¼% Series B Senior Subordinated Notes due 2009

NEW YORK, NY, November 3, 2008 --- American Media, Inc. (“AMI”) announced today that its subsidiary American Media Operations, Inc. (“AMOI”) has determined to defer until November 10, 2008 its decision whether to make its current interest payment in respect of its 10¼% Series B Senior Subordinated Notes due 2009 (CUSIP Nos. 02744RAH0 and 02744RAM9) (the “Notes”), taking advantage of a 30 day grace period provided for under the terms of the Notes.  Deferment beyond the 30 day grace period could result in a default under the terms of the Notes, as well as a default under AMOI’s credit facilities.  David Pecker, the Chief Executive Officer of American Media, stated “We are in the midst of constructive discussions with lenders holding more than a majority of the borrowings under our credit facilities and bondholders holding more than a majority of each series of our bonds to achieve a financial restructuring of American Media that would include a significant deleveraging of American Media.  Our Board of Directors and existing equityholders are fully supportive of these discussions and we are hopeful that these discussions will be successfully completed shortly.”  AMI also announced that AMOI has sufficient cash available to make the interest payment and satisfy its working capital needs.

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S.  These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and The National Enquirer.  In addition to print properties, AMI owns Distribution Services, Inc., the country's #1 in-store magazine merchandising company.

This press release contains “forward-looking statements,” within the meaning of the federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that AMI or AMOI expect or anticipate will or may occur in the future, including estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events, are generally forward-looking statements.

AMI’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to AMI’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond AMI’s control. Among the risks and uncertainties which could cause AMI’s actual results to differ from those contemplated by its forward-looking statements are the risk that AMI may not be able to refinance its debt; AMI may not be able to successfully develop its magazine operations so that they continue to generate sufficient cash flow to enable AMOI to meet its obligations under its senior credit facility and bond indentures, including the financial covenants under its senior credit facility; AMOI’s ability to comply with covenant requirements in its agreements with its lenders and in its indentures; AMOI’s ability to implement and maintain an effective system of internal controls over financial reporting; actions of rating agencies; industry and general economic conditions; AMI’s ability to realize its expected benefits from cost savings and revenue enhancement initiatives; and the risks and uncertainties contained in AMOI’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

Contact:

Dean Durbin

Executive Vice President and Chief Financial Officer

American Media, Inc.

(212) 545-4829

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